Exhibit 10.330

AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

Flagler Village Site, Fort Lauderdale, FL – Andrews Village Property

This AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is made and entered into as of February 9, 2015, by and among ArchCo Residential LLC (“Purchaser”), and Andrews Village LLC (“Seller”).

Recitals

This Amendment is made with respect to the following facts:

A.           Seller and Purchaser entered into that certain Agreement of Purchase and Sale dated as of January 12, 2015 (the “Purchase Agreement”), with respect to the real property located in Fort Lauderdale, Florida, (the “Property”), as more particularly described in the Purchase Agreement.

B.           While not a party to the Purchase Agreement, Sunstate Bank (“Lender”), signed the Purchase Agreement as consenting to the consummation of the transactions described in the Purchase Agreement.

C.           Fidelity National Title (“Escrow Agent”) signed the Purchase Agreement to acknowledge its receipt as Escrow Agent of the $50,000 of Earnest Money to be held pursuant to the terms of Purchase Agreement.

D.           Seller and Purchaser desire to amend the Purchase Agreement to (i) extend the Closing Date, (ii) provide that the Earnest Money will be release to Seller and Seller will use the Earnest Money to pay down the loan made by Lender and secured by the Mortgage, and (iii) provide that Purchaser will pay the past due property taxes on the Property for the years 2012 and 2013.

Agreement

In consideration of the foregoing Recitals, the conditions, terms, covenants and agreements set forth in this Amendment, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree that the Purchase Agreement is amended as set forth in this Amendment:

1.            Defined Terms. Each initially capitalized term used in this Amendment has the meaning set forth for that term in the Purchase Agreement, unless it is otherwise defined in this Amendment.

2.            Amendments. The Purchase Agreement is hereby amended as follows:

2.1           Extension of Closing Date. Notwithstanding Section 1.1(h) of the Purchase Agreement the Closing Date shall be designated by Purchaser upon not less than five Business Days’ prior notice, but not later than April 30, 2015.

2.2           Release of Earnest Money. The Escrow Agent shall release the Earnest Money now held by the Escrow Agent directly to Lender not later than two Business Days after the date of this Amendment, pursuant to wire instructions to be delivered by Lender to the Escrow Agent. The release of the Earnest Money to Lender shall be deemed a release of the Earnest Money to Seller, subject to the terms and conditions of the Purchase Agreement as amended by this Amendment. Seller will instruct Lender to (a) apply the Earnest Money to reduce Seller’s outstanding indebtedness to Lender under the loan secured by the Mortgage, and to acknowledge in writing the receipt and application of the Earnest Money for such purpose to Seller and Purchaser within three Business Days after the Escrow Agent releases the Earnest Money to Lender pursuant to this Section 2.2. Upon the Escrow Agent’s release of the Earnest Money to Lender pursuant to this Section 2.2, the Escrow Agent’s obligations under Article 9 of the Purchase Agreement with respect to holding and disbursing the Earnest Money shall terminate. Upon the release of the Earnest Money to Lender pursuant to this Section 2.2, the Earnest Money shall not be refundable to Purchaser except as provided in Section 2.4.

2.3         Payment of Property Taxes. Not later than 10 Business Days after the date of this Amendment, Purchaser shall pay the delinquent property taxes (including any due and payable interest and delinquency fees and charges) with respect to the Property in an amount not to exceed $15,000 for tax year 2012 and in an amount not to exceed $21,500 for tax year 2013 (collectively, the “Property Tax Payment”). Seller represents and warrants to Purchaser that the amount of delinquent property taxes (including any due and payable interest and delinquency fees and charges) with respect to the Property for tax year 2012 do not exceed $15,000 and the amount of delinquent property taxes with respect to the Property for tax year 2013 do not exceed $21,500. The Property Tax Payment shall be applied to the Purchase Price at the Closing. Upon the Property Tax Payment by Purchaser pursuant to this Section 2.3, the additional Earnest Money shall not be refundable to Purchaser except as provided in Section 2.4.

2.4         The Earnest Money, as provided in Section 2.2, and the additional Earnest Money, as provided in Section 2.3, shall not be refundable to Purchaser unless:

(a)          Seller does not close;

(b)          Any of the matters described in Section 5.2(a)(3) of the Purchase Agreement exists and either (i) Seller does not close, or (ii) the matter involves a claim against the Property that will not be extinguished at or before Closing; or

(c)          Any of the matters described in Section 5.2(a)(4) of the Purchase Agreement exists and either (i) Seller does not close, or (ii) the matter involves a claim against the Buyer or the Property or Buyer or the Property will become subject to an action, suit, proceeding or claim by Buyer taking title to the Property.

3.            Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same Amendment when each party has signed one of the counterparts. This Amendment may be delivered by facsimile or other form of electronic transmission.

4.            Entire Agreement. The Purchase Agreement, as amended by this Amendment, constitutes the full and complete agreement and understanding between Seller and Purchaser and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in the Purchase Agreement, as so amended, and no provision of the Purchase Agreement, as so amended, may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by Seller and Purchaser.

5.            Full Force and Effect; Incorporation. Except as modified by this Amendment, the terms and provisions of the Purchase Agreement are hereby ratified and confirmed and are and shall remain in full force and effect. If any inconsistency arises between this Amendment and the Purchase Agreement as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. This Amendment shall be construed to be a part of the Purchase Agreement and shall be deemed incorporated in the Purchase Agreement by this reference.

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The undersigned have executed this Amendment to Purchase and Sale Agreement as of the date first written above.

Purchaser:

ArchCo Residential LLC

By:	/s/ Neil T. Brown
Neil T. Brown, its Chief Executive Officer

Seller:

Andrews Village LLC

By:	/s/ Richard Schwartz
Richard Schwartz, its Managing Member

By its signature below, Lender consents to the substance of this Amendment and agrees that upon receipt of the Earnest Money under Section 2.2 above, it will apply such funds against Seller’s outstanding indebtedness to Lender under the loan secured by the Mortgage.

Lender:

Sunstate Bank

By:

Name:

Title:

By its signature below, Escrow Agent acknowledges and consents to its changing obligations with respect to the Earnest Money pursuant to the terms of this Amendment.

Escrow Agent:

Fidelity National Title

By:	/s/ Lindsey Mann
Name:	Lindsey Mann
Title:	Commercial Escrow Officer

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